UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☐

Filed by a party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

TWO HARBORS INVESTMENT CORP.
(Name of Registrant as Specified In Its Charter)

UWM HOLDINGS CORPORATION

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Filed by UWM Holdings Corporation
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Two Harbors Investment Corp.
Commission File No.: 001-34506

The following press release was issued by UWM Holdings Corporation on May 11, 2026:

UWMC Increases Two Harbors Acquisition Proposal to $12.50 Per Share for Stockholders that Elect to Receive Cash
All Stockholders May Elect Cash if They so Choose; Clearly Superior Offer Represents Higher Value than Pending CCM Merger

Urges TWO Stockholders to Vote AGAINST the CCM Proposal and Demand Engagement with UWMC
Encourages TWO Stockholders to Read UWMC’s Preliminary Proxy on File with SEC
PONTIAC, Mich. & NEW YORK May 11, 2026 — UWM Holdings Corporation (“UWMC” or the “Company”) (NYSE: UWMC), announced that it will be submitting later today a revised proposal to the Board of Directors of Two Harbors Investment Corp. (“Two Harbors” or “TWO”) (NYSE: TWO) to acquire all outstanding shares of Two Harbors for $12.50 per share in cash or 2.3328 shares of UWMC stock (the “May 11 Premium Proposal”).

The May 11 Premium Proposal will provide TWO stockholders with clearly superior value compared to the proposed transaction with CrossCountry Mortgage, LLC (“CrossCountry” or “CCM”) for $12.00 per share in cash (the “Proposed CCM Merger”).

UWMC also issued an open letter to TWO stockholders outlining the May 11 Premium Proposal and urging stockholders to vote AGAINST the Proposed CCM Merger at the special meeting of stockholders on May 19, 2026. The full text of the letter is below:
May 11, 2026

An Open Letter to the Stockholders of Two Harbors Investment Corp
Dear Two Harbors Stockholders:

Since our last proposal, the TWO Board first tried to convince you that $11.30 was better than $12.00, and when that tactic apparently failed, they cut another deal with CrossCountry that did the bare minimum on the headline cash figure. Your Board could have engaged with UWMC to determine if more value could be realized for TWO stockholders or if modifications could have been made to our offer to address their concerns. We would be open to considering amendments to our terms, including a potential reverse termination fee and modifications to the election mechanism, but we can only do so through open engagement. The TWO Board refused and decided instead to just reach amendments to move the minimum cash number and preserve the date of their rapidly approaching shareholder vote, scheduled for next week even though the proposed transaction will not close for months. Why won’t the TWO Board engage? We can only assume it has something to do with protecting a deal structure that ensures immediate cash payouts for Two Harbors management in the range of $35 million on the date of close instead of negotiating higher value for stockholders. Our deal structure, on the other hand, reduces overall compensation to management and defers some of the payout, allowing us to pay higher value to stockholders. The Board has a duty to maximize value for stockholders, not to choose a path that puts more in the pockets of management. This has been their pattern with UWMC all along.

Despite the silence we have been met with from the TWO Board, today we will be submitting a new, revised proposal to the TWO Board that increases the cash consideration to $12.50 per share while preserving the ability to elect for the 2.3328 stock exchange ratio for those stockholders that want stock consideration. The $12.50 in cash is available for all stockholders if they so choose – it is not subject to any cap or proration. The choice between cash and stock is entirely up to you, but to receive cash you will have to make an election, and we encourage you to make the election that makes the most sense for your situation.

We have an expeditious path to completion. Absent further sabotage by the TWO Board or management, we intend to close a transaction within approximately 2 months of signing an agreement, given our strong relationships with national regulators, licensure in good standing in all 50 states, and work in support of our prior agreement to acquire TWO. Had TWO’s Board negotiated with us in good faith prior to terminating the original Merger Agreement, we would have been closed by now on terms in line with what we are currently proposing.
Our offer is again a clearly superior offer, providing higher value for stockholders on a cash basis, preserving optionality for equity consideration for those that prefer it, and maintaining a tight timeline to close. But you may never realize maximum value if your Board remains unwilling to negotiate.
Seemingly, the only way to get them to do so is to vote No at the upcoming meeting.
Why is your Board blocking a mechanism for true price discovery?
UWMC HAS BEEN THE DRIVER OF VALUE FOR TWO STOCKHOLDERS
If not for UWMC, the TWO Board would have sold the Company for $10.80 per share. UWMC’s additional bids of for the cash election of $11.30, $12.00 and now $12.50 per share, while preserving the stock election component were made without engagement by the TWO Board, which instead withheld detailed information from stockholders to continue recommending inferior deals and stating that they were in the best interest of stockholders.

The eventual price increase by CCM demonstrates that UWMC proposals were in fact superior all along. TWO could have engaged with UWMC under the merger agreement to determine if a better deal for stockholders could be achieved or if your Board’s concerns could be addressed. Instead, the Board tried to convince stockholders as recently as May 6 that $11.30 was somehow better than $12.00.

The result of the TWO Board’s repeated efforts to preserve the CCM deal is that they merely achieve the minimum value offered rather than conducting a process that truly maximizes value. TWO stockholders should not accept the same playbook with our $12.50 per share offer.

The TWO Board has repeatedly taken the stance that UWMC’s offers are not reasonably likely to lead to a superior proposal. While the amendments to the CCM deal show this is nonsensical, the path forward for the Board should now be abundantly clear: The Only Way For TWO Stockholders To Maximize Value is to VOTE NO at the Special Meeting. You have the power to make the TWO Board conduct a value maximizing process and finally engage with their value driver, UWMC.

Preliminary Proxy Statement and How to Vote

UWMC has filed preliminary proxy statement materials in connection with its solicitation of proxies from TWO stockholders to vote AGAINST approving the Proposed CCM Merger at the special meeting scheduled for May 19, 2026. We intend to amend our proxy materials to reflect the details of our latest proposal.
We encourage TWO stockholders to read UWMC’s preliminary proxy statement and updated materials carefully (and, when it becomes available, the definitive proxy statement) and vote AGAINST the Proposed CCM Merger on Two Harbors’ proxy card until UWMC’s proxy card becomes available as soon as this week. We believe the Proposed CCM Merger is NOT in the best interests of TWO’s stockholders and that the Board needs to engage with UWMC if there is any hope of maximizing value for stockholders.
As such, we believe TWO’s stockholders should vote AGAINST the Proposed CCM Merger, AGAINST a non-binding advisory proposal to approve compensation to TWO’s named executive officer based on the Proposed CCM Merger, and AGAINST a proposal to approve any adjournment of the special meeting to a later date to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with the approval of the Proposed CCM Merger.

You do not have to wait for UWMC’s proxy card.

You can vote AGAINST the Proposed CCM Merger today by using Two Harbors’ proxy card.
Only your last submitted and received vote will count at the meeting.
In closing, UWMC’s latest proposal provides the highest value for TWO stockholders, and engagement with UWMC is the only way TWO’s Board and management team can be certain they are fulfilling their fiduciary duty to maximize value for stockholders. We respectfully ask that TWO stockholders:

•Read our Preliminary Proxy Statement (and when it becomes available, the definitive proxy statement) so that you can get full information on the deal the TWO Board is pushing you to accept and their refusal to engage fairly and openly with UWMC.
•VOTE AGAINST THE INFERIOR CCM MERGER AT THE SPECIAL MEETING ON
MAY 19 USING TWO HARBORS’ PROXY CARD and send a message to the Board that you want them to engage in good faith with UWMC to achieve maximum value for stockholders, not continue to accept the minimum offer.
We thank you for your attention.
Sincerely,
UWM HOLDINGS CORPORATION
Adam Wolfe
Corporate Secretary

About UWM Holdings Corporation and United Wholesale Mortgage

Headquartered in Pontiac, Michigan, UWM Holdings Corporation (UWMC) is the publicly traded indirect parent of United Wholesale Mortgage, LLC (“UWM”). UWM is the nation’s largest home mortgage lender, despite exclusively originating mortgage loans through the wholesale channel. UWM has been the largest wholesale mortgage lender for 11 consecutive years and is also the largest purchase lender in the nation. With a culture of continuous innovation of technology and enhanced client experience, UWM leads the market by building upon its proprietary and exclusively licensed technology platforms, superior service and focused partnership with the independent mortgage broker community. UWM originates primarily conforming and government loans across all 50 states and the District of Columbia. For more information, visit uwm.com or call 800-981-8898. NMLS #3038.

Cautionary Note Regarding Forward-Looking Statements
This communication includes forward-looking statements. These forward-looking statements are generally identified using words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict” and similar words indicating that these reflect our views with respect to future events. Forward-looking statements in this communication include statements regarding our expectations and beliefs related to (i) the timing of the completion of any proposed transaction; (ii) the ability of the parties to complete any proposed transaction; and (iii) the benefits of a proposed transaction. These statements are based on management’s current expectations, but are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to materially differ from those stated or implied in the forward-looking statements, including: (i) that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein; (ii) the ability of the parties to satisfy the conditions to any proposed transaction, including obtaining stockholder approval and regulatory approval, on a timely basis or at all; (iii) the ability to obtain synergies and benefits of any proposed transaction; (iv) UWM’s ability to successfully implement strategic decisions and product launches; (iv) UWM’s dependence on macroeconomic and U.S. residential real estate market conditions, including changes in U.S. monetary policies, more specifically caused by the Presidential Administration that affect interest rates and inflation; (vi) UWM’s reliance on its warehouse and MSR facilities and the risk of a decrease in the value of the collateral underlying certain of its facilities causing an unanticipated margin call; (vii) UWM’s ability to sell loans in the secondary market; (viii) UWM’s dependence on the government-sponsored entities such as Fannie Mae and Freddie Mac; (ix) changes in the GSEs, FHA, USDA and VA guidelines or GSE and Ginnie Mae guarantees; (x) our ability to consummate the merger with Two Harbors and achieve the anticipated benefits; (xi) our ability to comply with all rules and regulations in connection with the launch of our internal servicing and the new risks that may be presented as a result of the transition; (xii) UWM’s dependence on Independent Mortgage Advisors to originate mortgage loans; (xiii) the risk that an increase in the value of the MBS UWM sells in forward markets to hedge its pipeline may result in an unanticipated margin call; (xiv) UWM’s inability to continue to grow, or to effectively manage the growth of its loan origination volume; (xv) UWM’s ability to continue to attract and retain its broker relationships; (xvi) UWM’s ability to implement technological innovation, such as AI in our operations; (xvii) the occurrence of a data breach or other failure of UWM’s cybersecurity or information security systems; (xviii) reliance on third-party software and services; the occurrence of data breaches or other cybersecurity failures at our third-party sub-servicers or other third-party vendors; (xix) UWM’s ability to continue to comply with the complex state and federal laws, regulations or practices applicable to mortgage loan origination and servicing in general; and (xx) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission (the “SEC”) including those under “Risk Factors” therein. We wish to caution readers that certain important factors may have affected and could in the future affect our results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of us. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

No Offer or Solicitation
This communication is for informational purposes only and is not intended to, and shall not, constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information
This communication relates to a proposal that UWMC has made to the Two Harbors Board for a business combination transaction with Two Harbors. In furtherance of this proposal and subject to future developments, UWMC filed a preliminary proxy statement on Schedule 14A on May 4, 2026 (the “Proxy Statement”) with the SEC in order to solicit proxies against the Proposed CCM Merger and other proposals to be voted on by TWO stockholders at the special meeting of TWO stockholders to be held to approve the Proposed CCM Merger. UWMC may file amendments or supplements to the Proxy Statement and one or more registration statements, proxy statements, tender or exchange offers or other documents with the SEC. This communication is not a substitute for any proxy statement, registration statement, tender or exchange offer document, prospectus or other document UWMC and/or Two Harbors may file with the SEC in connection with a proposed transaction.

INVESTORS AND SECURITYHOLDERS OF UWMC AND TWO HARBORS ARE URGED TO READ THE PROXY STATEMENT, ANY ADDITIONAL MATERIALS UWMC MAY FILE WITH RESPECT TO THE BUSINESS COMBINATION TRANSACTION, INCLUDING ANY REGISTRATION STATEMENT, TENDER OR EXCHANGE OFFER DOCUMENT, PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY, WHEN THEY ARE AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT UWMC, TWO HARBORS, A PROPOSED TRANSACTION AND RELATED MATTERS. Investors and
securityholders of UWMC and Two Harbors will be able to obtain copies of these documents if and when they become available, as well as other filings with the SEC that will be incorporated by reference into such documents, containing information about UWMC and Two Harbors, without charge, at the SEC’s website (http://www.sec.gov). Copies of the documents filed with the SEC by UWMC will be available free of charge under the SEC Filings heading of the Investor Relations section of UWMC’s website at https://investors.uwm.com.
Participants in the Solicitation
UWMC and its respective directors and executive officers and other members of management and employees may be deemed to be participants in any solicitation of proxies from Two Harbors stockholders in respect of a solicitation and proposed transaction under the rules of the SEC. Information regarding UWMC’s directors and executive officers is available in UWMC’s Annual Report on Form 10-K for the year ended December 31, 2025, and UWMC’s proxy statement, dated April 24, 2026, for its 2026 annual meeting of stockholders (the “UWMC 2026 Proxy”), which can be obtained free of charge through the website maintained by the SEC at http://www.sec.gov. Please refer to the sections captioned “Compensation Discussion and Analysis”, “Executive Compensation”, “Stock Ownership” and

“Proposal 3 – Advisory Vote on Executive Officer Compensation” in the UWMC 2026 Proxy. Any
changes in the holdings of UWMC’s securities by UWMC’s directors or executive officers from the amounts described in the UWMC 2026 Proxy have been reflected in Statements of Change in Ownership on Form 4 filed with the SEC subsequent to the filing date of the UWMC 2026 Proxy and are available at the SEC’s website at www.sec.gov.